                   [OTTAWA FINANCIAL CORPORATION LETTERHEAD]





                                                                   April 7, 1997



Dear Fellow Shareholder:

  On behalf of the Board of Directors and management of Ottawa Financial Corporation (the "Corporation"), we cordially invite you to attend the Annual Meeting of Shareholders of the Corporation. The meeting will be held at 10:00 A.M., Holland, Michigan time, on April 29, 1997 at the Haworth Conference Center at Hope College, located at 225 College Avenue, Holland, Michigan. This annual meeting will include management's report to you on the Corporation's 1996 financial and operating performance.

  We encourage you to attend the meeting in person. Whether or not you plan to attend, however, PLEASE READ THE ENCLOSED PROXY STATEMENT AND THEN COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING POSTPAID RETURN ENVELOPE AS PROMPTLY AS POSSIBLE. This will save the Corporation additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.

  Your Board of Directors and management are committed to the continued success of Ottawa Financial Corporation and the enhancement of your investment. As President and Chief Executive Officer, I want to express my appreciation for your confidence and support.

                                 Very truly yours,


                                 /s/ Gordon L. Grevengoed

                                 GORDON L. GREVENGOED
                                 President and Chief Executive Officer

                          OTTAWA FINANCIAL CORPORATION
                               245 Central Avenue
                            Holland, Michigan  49423
                                 (616) 393-7000

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held on April 29, 1997


  Notice is hereby given that the Annual Meeting of Shareholders of Ottawa Financial Corporation (the "Corporation") will be held at the Haworth Conference Center at Hope College, located at 225 College Avenue, Holland, Michigan on April 29, 1997, at 10:00 A.M., Holland, Michigan time.

  A Proxy Card and a Proxy Statement for the Meeting are enclosed.

  The Meeting is for the purpose of considering and acting upon:

  1. The election of three directors of the Corporation;

  2. The ratification of the appointment of Crowe, Chizek and Company LLP as independent auditors for the Corporation for the fiscal year ending December 31, 1997; and

such other matters as may properly come before the Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Meeting.

  Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned. Shareholders of record at the close of business on March 31, 1997, are the shareholders entitled to vote at the Meeting and any adjournments thereof. A complete list of shareholders entitled to vote at the Meeting will be available for inspection by shareholders at the offices of the Corporation during the ten days prior to the Meeting, as well as at the Meeting.

  You are requested to complete, sign and date the enclosed form of Proxy which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed envelope. The Proxy will not be used if you attend and vote at the Meeting in person or otherwise properly revoke such proxy.

                         By Order of the Board of Directors


                         /s/ Gordon L. Grevengoed

                         Gordon L. Grevengoed
                         President and Chief Executive Officer

Holland, Michigan
April 7, 1997

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A PRE-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

                          OTTAWA FINANCIAL CORPORATION
                               245 Central Avenue
                            Holland, Michigan  49423
                                 (616) 393-7000

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 29, 1997


  This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of Ottawa Financial Corporation (the "Corporation") of proxies to be used at the Annual Meeting of Shareholders (the "Meeting") of the Corporation, to be held at the Haworth Conference Center at Hope College, located at 225 College Avenue, Holland, Michigan on April 29, 1997, at 10:00 A.M., Holland, Michigan time, and all adjournments of the Meeting. The accompanying Notice of Meeting and this Proxy Statement are first being mailed to shareholders on or about April 7, 1997. Certain of the information provided herein relates to AmeriBank (the "Bank"), a wholly-owned subsidiary of the Corporation.

  At the Meeting, shareholders of the Corporation are being asked to consider and vote upon (i) the election of three directors of the Corporation and (ii) the ratification of the appointment of Crowe, Chizek and Company LLP as the Corporation's independent auditors for the fiscal year ending December 31, 1997.

VOTING RIGHTS AND PROXY INFORMATION

  All shares of Corporation common stock, par value $.01 per share (the "Common Stock"), represented at the Meeting by properly executed proxies received prior to or at the Meeting and not revoked, will be voted at the Meeting in accordance with the instructions thereon. If no instructions are indicated, properly executed proxies will be voted for the nominees and the adoption of the proposal set forth in this Proxy Statement. The Corporation does not know of any matters other than as described in the Notice of Annual Meeting of Shareholders that are to come before the Meeting. If any other matters are properly presented at the Meeting for action, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

  Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Meeting and entitled to vote on the election of directors. In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the Meeting and entitled to vote on the matter shall be the act of the shareholders. Proxies marked as abstaining with respect to a proposal have the same effect as votes against the proposal. Broker non-votes have no effect on the vote. One-third of the shares of the Common Stock present, in person or represented by proxy, shall constitute a quorum for purposes of the Meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum.

  A proxy given pursuant to this solicitation may be revoked at any time before it is voted. A shareholder may revoke a proxy at any time prior to its exercise by filing with the Secretary a duly executed revocation or a proxy bearing a later date, or attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to Douglas J. Iverson, Executive Vice President and Secretary of the Corporation, 245 Central Avenue, Holland, Michigan 49423.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

  Shareholders of record as of the close of business on March 31, 1997 (the "Voting Record Date") will be entitled to one vote for each share then held.
As of the Voting Record Date, the Corporation had 5,050,187 shares of Common Stock issued and outstanding. The following table sets forth, as of the Voting Record Date, information regarding share ownership of: (i) those persons or entities known by management to beneficially own more than five percent of the Corporation's Common Stock and (ii) all directors and officers as a group. See "Proposal I - Election of Directors for information regarding beneficial share ownership of the Corporation's Directors and Chief Executive Officer.

                                               Beneficial       Percent of
        Beneficial Owners                      Ownership          Class
---------------------------------              ----------       -----------
Ottawa Financial Corporation                     421,841          8.35%
Employee Stock Ownership Plan
245 Central Avenue
Holland, Michigan  49423(1)

Schwartz Investment Counsel, Inc.                471,200          9.33%
and Schwartz Investment Trust
3707 W. Maple
Bloomfield Hills, Michigan 48301(2)

Directors and executive officers                 609,614         11.72%
of the Corporation and the Bank
as a group (11 persons)(3)

-------------------------------------------

(1) Represents shares held by the Ottawa Financial Corporation Employee Stock Ownership Plan (the "ESOP"), 141,213 shares which have been allocated to accounts of participants. Pursuant to the terms of the ESOP, participants in the ESOP have the right to direct the voting of shares allocated to participant accounts. First Bankers Trust Company, N.A., Quincy, Illinois, as the trustee of the ESOP, may also be deemed to be a "beneficial owner" of the shares held by the ESOP which have not been allocated to a specific participant's account or which have been allocated but not voted by the participants.

(2) As reported by Schwartz Investment Counsel, Inc. ("SICI") and Schwartz Investment Trust ("SIT") on behalf of its series fund, Schwartz Value Fund, pursuant to an Amendment No. 1 to a Schedule 13G filed with the Securities and Exchange Commission. SICI reported sole voting power and sole dispositive power with respect to 165,400 shares and 274,900 shares of Common Stock, respectively, and shared voting power with respect to 31,300 shares of Common Stock. SIT reported sole voting power and sole dispositive power with respect to 165,000 shares of Common Stock.

(3) Includes shares held directly, as well as shares held jointly with family members, shares held in retirement accounts, held in a fiduciary capacity, held by certain of the group members' families, or held by trusts of which the group member is a trustee or substantial beneficiary, with respect to which shares the group member may be deemed to have sole or shared voting and/or investment powers. This amount also includes options to purchase and rights to acquire 149,212 shares of Common Stock granted to directors and executive officers which are either currently exercisable or exercisable within 60 days of the voting record date.


                      PROPOSAL I -- ELECTION OF DIRECTORS

         The Corporation's Board of Directors is composed of ten members. Approximately one-third of the directors are elected annually. Directors of the Corporation are generally elected to serve for a three-year term or until their respective successors are elected and qualified.

         The following table sets forth certain information, as of the Voting Record Date, regarding the composition of the Corporation's Board of Directors, including each director's term of office. The Board of Directors acting as the nominating committee has recommended and approved the nominees identified in the following table. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to a nominee) will be voted at the Meeting FOR the election of the nominees identified below. If a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend.
         At this time, the Board of Directors knows of no reason why a nominee might be unable to serve if elected. Except as disclosed herein, there are no arrangements or understandings between any nominee and any other person pursuant to which the nominee was selected. An asterisk (*) in the table indicates that an individual beneficially owns less than one percent of the outstanding Common Stock of the Corporation.


                                                                                                            PERCENT
                                  POSITION(S) HELD IN                  DIRECTOR   TERM TO     BENEFICIAL      OF
          NAME             AGE    THE CORPORATION                      SINCE(1)   EXPIRE     OWNERSHIP(2)    CLASS
-----------------------    ---    ----------------------------------   --------   -------    ------------   --------
                                                  NOMINEES
Gordon H. Cunningham        66   Chairman of the Board                  1973      2000         47,285          *
B. Patrick Donnelly, III    52   Director                               1984      2000         26,439          *
Robert D. Kolk              56   Director                               1989      2000         48,939          *

                                      DIRECTORS CONTINUING IN OFFICE

Ronald L. Haan              43   Director, Senior Vice President and    1996      1999         75,731        1.49%
                                 Assistant Secretary
Brian W. Koop               47   Director                               1992      1999         36,439          *
Douglas J. Iverson          47   Executive Vice President, Chief        1993      1999         88,283        1.74%
                                 Operating Officer, Secretary and
                                 Director
Paul D. Winchester          75   Director                               1973      1999         45,063          *
Gordon L. Grevengoed        65   President, Chief Executive Officer     1986      1998        134,063        2.63%
                                 and Vice Chairman of the Board
G. W. Haworth               85   Director                               1966      1998         63,933        1.26%
Leon E. Koops               52   Director                               1986      1998         41,439          *
---------------

(1)      Includes service as a director of the Bank.

(2) Amounts include shares of Common Stock held directly and jointly with family members, shares allocated to listed officers under the ESOP, shares granted to the named individuals under the Corporation's Management Recognition Plan (the "MRP"), and shares which are held in retirement accounts, or by certain members of the named individuals' families, or held by trusts of which the named individual is a trustee or substantial beneficiary, with respect to which shares the respective directors may be deemed to have sole or shared voting and/or investment power. Amounts also include options to purchase 44,966 shares, 33,724 shares, 11,998 shares, 10,792 shares and 7,195 shares of Common Stock granted to Messrs. Grevengoed, Iverson and Haan, Chairman Cunningham and each of the other listed directors respectively, under the Corporation's 1995 Stock Option and Incentive Plan (the "Stock Option Plan") which are either currently exercisable or exercisable within 60 days of the voting record date. Mr. Haan's beneficial ownership also includes 4,562 warrants to purchase an aggregate of 4,562 shares of Common Stock.

         The business experience of each director of the Corporation for at least the past five years is set forth below.

         GORDON H. CUNNINGHAM. Mr. Cunningham has been Chairman of the Board of Directors of Ottawa since its incorporation in March 1994. Mr. Cunningham is a partner in the law firm of Cunningham Dalman, P.C., which acts as general counsel to AmeriBank. He was appointed Chairman of the Board of the Bank in 1992.

         B. PATRICK DONNELLY, III. Mr. Donnelly became the Plant Manager of RAN Enterprises, Inc., an auto parts manufacturer, in November 1995. He was the Production Manager of Technical Auto Parts, also an auto parts manufacturer, since 1993. Mr. Donnelly had also served as President of Donnelly - Cooper Industries, a powder coating company, and President of Lithibarmatik, a manufacturer of machinery. Donnelly - Cooper Industries filed for bankruptcy in 1990, was discharged in 1992, and voluntarily went out of business in 1993. He is also a director of Donnelly Corporation, a publicly held company.

         ROBERT D. KOLK. Mr. Kolk is President and Co-owner of Mechanical Transplanter Company, a manufacturer of agricultural transplanting machinery.

         RONALD L. HAAN. Mr. Haan was employed in 1989 as Executive Vice President of the former AmeriBank (AmeriBank was acquired by the Corporation in February 1996 and in August 1996 Ottawa Savings changed its name to AmeriBank) and in February 1990 was appointed Chief Financial Officer. In December 1990, he was elected President, Chief Administrative Officer and a director of the former AmeriBank. Prior to his employment at the former AmeriBank, Mr. Haan was employed by MetroBanc Federal Savings Bank of Grand Rapids, Michigan, from 1978 to 1987 as Vice President, and from 1987 to 1989 at Comerica Bank, Grand Rapids, Michigan, as Vice President and Regional Manager. Effective in February 1996, he was elected as Executive Vice President, Chief Operating Officer and Assistant Secretary of the Bank and Senior Vice President and Assistant Secretary of the Corporation. As of such dates, he was also appointed to serve as a director of the Bank and the Corporation.

         BRIAN W. KOOP. Mr. Koop is Vice President of Prince Corp, an automotive parts manufacturer.

         PAUL D. WINCHESTER. Mr. Winchester retired in 1981 as President and General Manager of Hart & Cooley Manufacturing Company, a heating and air conditioning components manufacturer.

         GORDON L. GREVENGOED. Mr. Grevengoed is President, Chief Executive Officer and Vice Chairman of the Board of the Corporation. He also serves as Vice Chairman of the Board and Chief Executive Officer of the Bank. He has served in such capacities with the Corporation since its incorporation in March 1994. He was elected President and Chief Executive Officer of the Bank in 1985 and elected Vice Chairman of the Bank in 1992. Mr. Grevengoed joined the Bank in 1956. He is also President of the Bank's two wholly-owned subsidiaries.

         G. W. HAWORTH. Mr. Haworth is founding Chairman of the Board of Haworth, Inc., an office furnishings manufacturer.

         DOUGLAS J. IVERSON. Mr. Iverson is Executive Vice President, Secretary and Chief Operating Officer of the Corporation, positions he has held since the Corporation's inception in March 1994. He was elected President and Secretary of the Bank effective in February 1996. Prior to that date, Mr. Iverson had served as Chief Operating Officer of the Bank since 1994; Executive Vice President, Chief Administrative Officer and Secretary since 1986; and was first elected a Director in 1993. He joined the Bank in 1972.

         LEON E. KOOPS. Mr. Koops is President of Hamilton Distributing Company, an agricultural equipment distributor.

MEETINGS AND COMMITTEES OF THE BOARDS OF DIRECTORS

         Meetings and Committees of the Corporation. Meetings of the Corporation's Board of Directors are generally held on a monthly basis. For the year ended December 31, 1996, the Board of Directors met 13 times. During 1996, no incumbent director of the Corporation attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Directors on which they served.

         The Board of Directors of the Corporation has standing Executive, Audit, Compensation and Nominating Committees.

         The Corporation's Executive Committee generally acts in lieu of the full Board of Directors between board meetings. This committee is responsible for formulating and implementing policy decisions, subject to review by the entire Board of Directors. The Executive Committee is currently composed of Directors Cunningham (Chairman), Grevengoed, Iverson, Haan and Officer Jon Swets on a regular basis and Directors Koops, Winchester, Koop, Haworth and Kolk on a rotating basis. The Executive Committee met 21 times during the year ended December 31, 1996.

         The Corporation's Audit Committee is responsible for the review of the Corporation's annual audit report prepared by the Corporation's independent auditors. The review includes a detailed discussion with the independent auditors and recommendation to the full Board concerning any action to be taken regarding the audit. Directors Cunningham, Donnelly and Winchester serve on this Committee. The Audit Committee met four times during 1996.

         The Compensation Committee, consisting of Chairman Cunningham and Directors Koop, Koops and Winchester, is responsible for developing and making recommendations to the Board of Directors with respect to the Corporation's executive compensation policies. In addition, the Compensation Committee, pursuant to authority delegated by the Board, determines on an annual basis the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Corporation and the Bank. Non-employee Directors who do not sit on the Compensation Committee also participate in executive compensation decision making through the review, discussion and ratification of the Compensation Committee's recommendations. The Compensation Committee is also responsible for administering the Corporation's Stock Option Plan and MRP. This committee met once during 1996.

         The entire Board of Directors acts as a nominating committee for selecting nominees for election as directors. Nominations of persons for election to the Board of Directors may be made only by or at the direction of the Board of Directors or by any shareholder entitled to vote for the election of directors who complies with the notice procedures set forth in the Bylaws of the Corporation. Pursuant to the Corporation's Bylaws, nominations by shareholders must be delivered in writing to the Secretary of the Corporation at least 30 days prior to the date of the annual meeting.

         Meetings and Committees of the Bank. The Bank's Board of Directors meets at least monthly and held 13 meetings during the year ended December 31, 1996. During 1996, no incumbent director of the Bank attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Directors on which he served.

         The principal standing committees of the Bank are Executive, Loan Review, Personnel, Compensation, Audit and Nominating. The Bank also has other committees which meet as needed to review various other functions of the Bank.

DIRECTOR COMPENSATION

         Non-employee directors are paid a fee of $300 per month for their service as a director of the Corporation and $425 per month for their service as a director of the Bank. In addition, each non-employee director is paid $200 for each Corporation board meeting attended and $350 for each Bank board meeting attended. The Chairman of the Board also receives an additional $175 for each Bank board meeting attended. In addition to their board fees, non-employee directors of the Corporation and the Bank also receive $100 per hour for committee meetings attended.

EXECUTIVE COMPENSATION

         The following table sets forth information concerning the compensation paid or granted to the Corporation's Chief Executive Officer and Executive Vice Presidents. No other officer made in excess of $100,000 during fiscal 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                                 ANNNUAL COMPENSATION(1)         COMPENSATION
                                                                                   AWARDS
 ----------------------------------------------------------------------------------------------------------------
                                                                          RESTRICTED                  ALL OTHER
                                                 SALARY        BONUS        STOCK        OPTIONS     COMPENSATION
  NAME AND PRINCIPAL POSITION         YEAR        ($)           ($)      AWARDS($)(2)      (#)           ($)
 ----------------------------------------------------------------------------------------------------------------
Gordon L. Grevengoed, President,      1996      $138,000      $35,009        ---          ---        $19,310(8)
 Chief Executive Officer and Vice     1995      $119,888      $31,791    $733,945(4)   112,412(6)    $32,325
 Chairman of the Board                1994      $113,102      $30,840        ---          ---        $26,485

Douglas J. Iverson, Executive Vice    1996      $128,000      $32,211        ---                     $20,203(8)
 President, Chief Operating Officer,  1995      $110,310      $30,129    $504,122(4)   84,309(6)     $30,965
 Secretary and Director               1994      $104,066      $29,135        ---          ---        $25,304

Ronald L. Haan, Executive Vice        1996      $118,000       ---       $160,600(5)   59,986(7)     $19,320(8)
 President, Chief Operating Officer,
 Assistant Secretary and Director(3)

(1) The named executive officers in the table did not receive any additional benefits or perquisites which, in the aggregate, exceeded the lesser of 10% of his salary and bonus or $50,000.

(2) Represents the dollar value, based on the average of the closing bid and asked price per share of the Common Stock on the date of grant. The shares of restricted stock vest in five equal annual installments, subject to the individual's "Continuous Service" (as defined in the MRP) with the Corporation and/or the Bank. Any dividends paid on Common Stock granted pursuant to the MRP are held in a restricted interest-bearing account until such shares are no longer subject to restriction.

(3) Compensation for Mr. Haan is reported for the period from February 13, 1996 (the date Mr. Haan commenced employment with the Corporation) to December 31, 1996.

(4) At December 31, 1996, the value of the 55,644 shares and 38,220 shares of restricted stock awards granted to Messrs. Grevengoed and Iverson, based upon the average of the closing bid and asked price of $16.813 per share of Common Stock as reported on the Nasdaq National Market at such date, was $935,543 and $642,593, respectively. Messrs. Grevengoed's and Iverson's restricted shares were granted on April 25, 1995.

(5) At December 31, 1996, the value of the 10,000 shares of restricted stock awards granted to Mr. Haan, based upon the average of the closing bid and asked price of $16.813 per share of Common Stock as reported on the Nasdaq National Market at such date, was $168,130.
         Mr. Haan's restricted shares were granted on February 13, 1996, pursuant to the terms of the merger agreement (the "Merger Agreement") between the Corporation and Mr. Haan's former employer (the "Merger").

(6) On April 25, 1995, Messrs. Grevengoed and Iverson received options to purchase the number of shares of Common Stock set forth in the table at an exercise price of $13.19 per share. These options vest equally over a five year period. At December 31, 1996, Messrs. Grevengoed and Iverson were vested in 22,483 shares and 16,862 shares, with the remaining options scheduled to vest equally over the next four years. See the table captioned "AGGREGATE OPTIONS EXERCISED IN LAST FISCAL YEAR AND FY-END OPTION VALUES" for additional information on stock options.

(7) These options were granted to Mr. Haan pursuant to the terms of the Merger Agreement. See the tables captioned "OPTION GRANTS IN LAST FISCAL YEAR" and "AGGREGATE OPTIONS EXERCISED IN LAST FISCAL YEAR AND FY-END OPTION VALUES" for additional information on stock options.

(8) Represents the Bank's payment of medical and life insurance premiums of $3,102, $4,061 and $4,061, as well as the Bank's contributions to the ESOP of $16,208, $16,142 and $15,259 on behalf of Messrs. Grevengoed, Iverson, and Haan, respectively.

                 The following table sets forth certain information concerning stock options granted by the Corporation during 1996 to the individual listed therein. No other stock options and no stock appreciation rights were granted by the Corporation during 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                                                                              ANNUAL RATES OF STOCK
                                                                                               PRICE APPRECIATION
                                    INDIVIDUAL GRANTS                                           FOR OPTION TERMS
----------------------------------------------------------------------------------------------------------------------
                               NUMBER OF        % OF TOTAL
                              SECURITIES          OPTIONS          EXERCISE
                              UNDERLYING         GRANTED TO        OR BASE
                               OPTIONS           EMPLOYEES         PRICE       EXPIRATION
        NAME                 GRANTED(#)(1)     IN FISCAL YEAR      ($/SH)         DATE        5%($)          10%($)
----------------------------------------------------------------------------------------------------------------------
 Ronald L. Haan                17,986(2)          100%            $16.060      02/13/06     $181,659       $  460,442
                               42,000(3)                           16.375      04/25/06      432,390        1,783,740

(1) These options were granted to Mr. Haan pursuant to the terms of the Merger Agreement.

(2) This option vests in five equal annual installments. The first installment vested on February 13, 1997, and each subsequent installment will vest on the next four anniversary dates thereafter.

(3) This option vests in five equal annual installments. The first installment will vest on April 25, 1997, and each subsequent installment will vest on the next four anniversary dates thereafter.


         The following table sets forth certain information concerning the aggregate number and value of stock options held by the listed individuals at December 31, 1996. No stock appreciation rights have been granted by the Corporation to date.

    AGGREGATE OPTIONS EXERCISED IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                            NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                               SHARES                      UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                              ACQUIRED                     OPTIONS AT FY-END (#)               FY-END ($)(1)
                                 ON          VALUE      ------------------------------------------------------------
                              EXERCISE     REALIZED
           NAME                 (#)           ($)       EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
--------------------------------------------------------------------------------------------------------------------
Gordon L. Grevengoed            ---           ---         22,483          89,929          $81,456        $325,813
Douglas J. Iverson              ---           ---         16,862          67,447          $61,091        $244,360
Ronald L. Haan                37,395(2)   $447,057(3)     11,998          47,988          $ 6,388        $ 25,551


(1) Represents the aggregate market value of the named executive officer's stock options as of December 31, 1996. The market value per share of Common Stock is the difference between the market price per share of the Common Stock less the exercise price of the options.

(2) Represents pre-acquisition options held by Mr. Haan to purchase common stock of Mr. Haan's former employer. These options were converted into options to purchase the Corporation's Common Stock upon consummation of the Merger.

(3)      Represents the aggregate market value of the options upon exercise.

EMPLOYMENT AGREEMENTS

         At December 31, 1996, the Bank had employment agreements with Messrs. Grevengoed, Iverson and Haan. Messrs. Grevengoed's and Iverson's employment agreements became effective upon completion of the Conversion, August 19, 1994. Mr. Haan's employment agreement became effective on February 13, 1996. The employment agreements are for an initial term of three years and provide for annual base salary in an amount not less than the employees' current salary. The agreements provide for annual extensions of one year, in addition to the then-remaining term under the agreements, on each anniversary of the effective date of the agreements, subject to a formal performance evaluation performed by disinterested members of the Bank's Board of Directors. The agreements provide for termination upon the employees' death, for cause or in certain events specified by OTS regulations. The employment agreements are also terminable by the employees upon 90 days notice to the Bank.

         The employment agreements provide for payment of the greater of the employee's salary for the remainder of the term of the agreement or 299% of the employee's base compensation (as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code")) in the event there is a "change in control" of the Bank where employment terminates involuntarily in connection with such change in control or within 12 months thereafter. This termination payment is subject to reduction by the amount of all other compensation to the employee deemed for purposes of the Code to be contingent on a "change in control," and may not exceed three times the employee's average annual compensation over the most recent five-year period or be non-deductible by the Bank for federal income tax purposes. For the purposes of the employment agreements, a "change in control" is defined as any event which would require the filing of an application for acquisition of control or notice of change in control pursuant to 12 C.F.R. Section 574.3 or Section 574.4. Such events are generally triggered prior to the acquisition of control of 10% of the Common Stock. Each agreement also guarantees participation in an equitable manner in employee benefits applicable to executive personnel.

         Based on their current salaries, if Messrs. Grevengoed's, Iverson's and Haan's employment had been terminated as of December 31, 1996, under circumstances entitling them to severance pay as described above, they would have been entitled to receive a lump sum cash payment of approximately $427,000, $395,000 and $353,000, respectively.

DEFINED BENEFIT PENSION PLAN

         The Bank maintains two qualified defined benefit pension plans (collectively, the "Pension Plans"), one for AmeriBank (the "AmeriBank Pension Plan") and the one obtained in connection with the Company's acquisition of a financial institution in 1996 (the "Acquired Pension Plan"). The AmeriBank Pension Plan covers AmeriBank employees who are at least 20 1/2 years of age and have completed at least one year (1,000 hours) of eligible service. The Acquired Pension Plan covers employees of the institution acquired by AmeriBank in 1996 who are at least 21 years of age and have completed at least one year (1,000 hours) of eligible service.

         The AmeriBank Pension Plan provides for a normal monthly retirement benefit at age 65 equal to up to 50% of a participant's average monthly compensation earned during the latest five consecutive years of service. The Acquired Pension Plan provides for a normal monthly retirement benefit at age 65 equal to the sum of (a) and (b) as follows: (a) the accrued monthly benefit as of December 31, 1988 and (b) the sum of (1) 1.75% of average monthly compensation and (2) 0.6% of the excess (if any) of average monthly compensation over covered compensation, multiplied by the number of years of credited benefit service earned after December 31, 1988 with no more than a total of 35 years of service taken into account under (a) and (b). Under both Pension Plans, the term "average monthly compensation" means the five highest paid consecutive calendar years during the final ten years preceding termination. The term "compensation" means total salary and wages paid or otherwise accrued to an employee, including bonuses, overtime and extra remuneration, but excluding employer contributions to the Pension Plan and other non-taxable fringe benefits.

                      AMERIBANK PENSION PLAN TABLE
---------------------------------------------------------------------------------
                                        YEARS OF CREDITED SERVICE
                          -------------------------------------------------------
 REMUNERATION               15          20         25          30          35
---------------------------------------------------------------------------------
     75,000               16,875      22,500     28,125      33,750       37,500

    100,000               22,500      30,000     37,500      45,000       50,000
    125,000               28,125      37,500     46,875      56,250       62,500
    150,000               33,750      45,000     56,250      67,500       75,000

    175,000               33,750      45,000     56,250      67,500       75,000
    200,000               33,750      45,000     56,250      67,500       75,000



                      ACQUIRED PENSION PLAN TABLE
------------------------------------------------------------------------------
                                       YEARS OF CREDITED SERVICE
                         -----------------------------------------------------
REMUNERATION               5           10         15          20          25
------------------------------------------------------------------------------
    75,000                8,035      16,070     24,105      32,140      40,175
   100,000               10,972      21,945     32,917      43,890      54,862
   125,000               13,910      27,820     41,730      55,640      69,550

   150,000               16,847      33,695     50,542      67,390      84,237
   175,000               16,847      33,695     50,542      67,390      84,237

   200,000               16,847      33,695     50,542      67,390      84,237

         The foregoing tables show annual benefits payable at normal retirement age (age 65) in the form of a life annuity. These estimates are based on compensation for an individual reaching age 65 in 1996. At December 31, 1996, Messrs. Grevengoed, Iverson and Haan had 36 years, 22 years and 5.5 years of credited service under the Pension Plan, respectively. Messrs. Grevengoed and Iverson are covered under the AmeriBank Pension Plan and Mr. Haan is covered under the Acquired Pension Plan. As required by the Internal Revenue Code of 1986, as amended, the Pension Plan may not provide annual benefits which exceed certain maximum limits or which are based on annual compensation in excess of $150,000 in 1996. The Bank has curtailed benefits under both plans.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee is composed entirely of independent outside directors and is responsible for developing and making recommendations to the Board of Directors with respect to the Corporation's executive compensation policies, as well as administering the Stock Option Plan and the MRP. In addition, the Compensation Committee, pursuant to authority delegated by the Board, determines on an annual basis the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Corporation. Non-employee directors who do not sit on the Compensation Committee also participate in executive compensation decision making through the review, discussion and ratification of the Compensation Committee's recommendations.

Overview and Philosophy

         Since the Corporation's Conversion, the Compensation Committee has developed and implemented an executive compensation program which is based on guiding principles designed to align executive compensation with the values and objectives, business strategy, management initiatives, and the business and financial performance of the Corporation. In applying these principals, the Compensation Committee has established a program to:

o Support a performance-oriented environment that rewards performance not only with respect to the Corporation's goals but also the Corporation's performance as compared to that of industry performance levels;

o Attract and retain key executives critical to the long-term success of the Corporation and the Bank;

o Integrate compensation programs with both the Corporation's annual and long-term strategic planning and measuring processes; and

o Reward executives for long-term strategic management and the enhancement of shareholder value.

         Furthermore, in making compensation decisions, the Compensation Committee focuses on the individual contributions of executive officers to the Corporation. The Compensation Committee uses its discretion to set executive compensation where, in its judgment, external, internal or an individual's circumstances warrant it. The Compensation Committee also periodically reviews the compensation policies of other similarly situated companies, as set forth in various industry publications, to determine whether the Corporation's compensation decisions are competitive within its industry.

Executive Officer Compensation Program

         The Corporation's executive officer compensation program is comprised of base salary, annual incentive bonuses, long-term incentive compensation in the form of stock options and restricted stock awards, and various benefits, including medical and pension plans generally available to employees of the Corporation.

         Base Salary. Base salary levels for the Corporation's executive officers are competitively set relative to companies in the thrift industry. In determining salaries, the Compensation Committee also takes into account individual experience and performance and specific issues particular to the Corporation.

         Annual Incentive Bonuses. Executive officers are paid an annual incentive bonus, which is a percentage of such executive officers' base salary, if the Corporation's targeted goals established at the beginning of each year are met and certain safety and soundness standards at the Bank level are maintained. The annual incentive bonus awards for Messrs. Grevengoed, Iverson and Haan are calculated based on a comparison of the Corporation's actual results to its targeted goals for return on equity and asset quality. The remaining executive officer's annual incentive bonus award is based on a comparison of the Corporation's actual results to its targeted goals for return on assets and certain departmental goals. The Board of Directors establishes the minimum and maximum bonus pool based on a range of return on assets, taking into consideration the Corporation's performance goals included in its business plan.

         Stock Benefit Plans. The Corporation's Stock Option Plan and MRP are the Corporation's long-term incentive plans for directors, officers and employees. The objectives of the program are to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and the Corporation's performance, and to enable executives to develop and maintain a significant, long-term stock ownership position in the Corporation's Common Stock. Awards are made at a level calculated to be competitive with the thrift industry and within the limits prescribed by the OTS.

Chief Executive Officer Compensation

         Mr. Grevengoed was appointed to the position of President and Chief Executive Officer of the Bank in 1985 and has served in such capacity with the Corporation since its inception in March 1994. Mr. Grevengoed is currently receiving a base salary of approximately $143,000 per year, subject to such adjustments in future years as shall be determined by the Compensation Committee. Mr. Grevengoed's base salary for 1996 was approximately $138,000. The increase reflected the Compensation Committee's consideration of base salaries in the industry, Mr. Grevengoed's responsibilities of running a public company, and the Committee's and the Board's assessment of Mr. Grevengoed's performance over the year in recognition of the performance by the Corporation during 1996 as compared to the Corporation's goals.

         Mr. Grevengoed was awarded a cash bonus in January 1997 of approximately $82,800 in connection with the Corporation's 1996 performance, the additional work associated with the recent acquisition by the Corporation and Mr. Grevengoed's individual performance.

         In 1993, Section 162(m) was added to the Internal Revenue Code, the effect of which is to eliminate the deductibility of compensation over $1 million, with certain exclusions, paid to each of certain highly compensated executive officers of publicly held corporations, such as the Corporation.
Section 162(m) applies to all remuneration (both cash and non-cash) that would otherwise be deductible for tax years beginning on or after January 1, 1994, unless expressly excluded. Because the current compensation of each of the Corporation's executive officers is below the $1.0 million threshold, the Corporation has not yet considered its policy regarding the new provision.

         The foregoing report is furnished by the Compensation Committee of the Board of Directors of the Corporation.

                                                            Gordon H. Cunningham
                                                            Brian W. Koop
                                                            Leon E. Koops
                                                            Paul D. Winchester


SHAREHOLDER RETURN PERFORMANCE PRESENTATION

         The line graph below compares the cumulative total shareholder return on the Corporation's Common Stock to the cumulative total return of a broad index of the Nasdaq Market and a savings and loan industry index for the period August 19, 1994 (the date the Corporation became a public company) through December 31, 1996.

                           CUMULATIVE TOTAL RETURN
                 OTTAWA FINANCIAL CORPORATION, NASDAQ MARKET
                  INDEX AND SAVINGS AND LOAN INDUSTRY INDEX


                                   [GRAPH]


                      8/19/94          12/13/94         12/31/95      12/31/96
--------------------------------------------------------------------------------
NASDAQ Index           100                97                126         156

S&L Index              100                86                136         177

Ottawa Financial       100                86                129         141

Assumes $100 invested on August 19, 1994.

Total return assumes reinvestment of dividends.

CERTAIN TRANSACTIONS

         The Bank has followed a policy of granting loans to eligible directors, officers, employees and members of their immediate families for the financing of their personal residences and for consumer purposes. All loans by the Bank to its executive officers and directors are subject to OTS regulations restricting loans and other transactions with affiliated persons of the Bank. As of December 31, 1996, all loans or extensions of credit to executive officers and directors were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and do not involve more than the normal risk of repayment or present other unfavorable features. All loan requests by directors and executive officers are submitted to the Bank's loan committee for approval.

         Gordon H. Cunningham, Chairman of the Board of the Bank, is a partner in the law firm of Cunningham Dalman P.C. Such firm acts as counsel to the Bank. The legal fees received from the Corporation or the Bank for professional services during the fiscal year ended December 31, 1996 did not exceed 5% of the firm's gross revenues.

     PROPOSAL II - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

      The Board of Directors has renewed the Corporation's arrangement for Crowe, Chizek and Company LLP to be its independent auditors for the fiscal year ending December 31, 1997 subject to the ratification of the appointment by the Corporation's shareholders. A representative of Crowe, Chizek and Company LLP is expected to attend the Meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION
                    OF THE APPOINTMENT OF CROWE CHIZEK AND
                 COMPANY LLP AS THE COMPANY'S AUDITORS FOR THE
                      FISCAL YEAR ENDING DECEMBER 31, 1997


                             SHAREHOLDER PROPOSALS

      In order to be eligible for inclusion in the Corporation's proxy materials for next year's Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the Corporation's executive office, 245 Central Avenue, Holland, Michigan 49423, no later than December 5, 1997. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.


                                 OTHER MATTERS

      The Board of Directors is not aware of any business to come before the Meeting other than the matters described above in this Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

      The cost of solicitation of proxies will be borne by the Corporation. The Corporation will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitation by mail, directors, officers and regular employees of the Corporation may solicit proxies personally or by telecopier or telephone, without additional compensation.

[ X ] PLEASE MARK VOTES         REVOCABLE PROXY
      AS IN THIS         OTTAWA FINANCIAL CORPORATION
      EXAMPLE

ANNUAL MEETING OF SHAREHOLDERS - APRIL 29, 1997
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
   The undersigned hereby appoints the Board of Directors of Ottawa
Financial Corporation (the "Company"), and its survivor, with full power of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the "Meeting") to be held on Tuesday, April 29, 1997 at the Haworth Conference Center at Hope College, located at 225 College Avenue, Holland, Michigan, at 10:00 A.M., Holland, Michigan time, and at any and all adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE LISTED PROPOSALS.


                                                                        FOR ALL
                                              FOR        WITHHOLD       EXCEPT
I. The election of the following
   directors for terms of three years:       [  ]        [  ]           [  ]
   GORDON H. CUNNINGHAM
   B. PATRICK DONNELLY, III
   ROBERT D. KOLK
INSTRUCTION: TO WITHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
MARK "FOR ALL EXCEPT" AND WRITE THAT NOMINEE'S NAME IN THE SPACE
PROVIDED BELOW.

--------------------------------------------------------


                                                FOR       AGAINST       ABSTAIN
II. The ratification of the appointment
    of Crowe, Chizek and Company LLP,          [  ]        [  ]           [  ]
    independent auditors for the Company
    for the fiscal year ending December
    31, 1997.

In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED,
THIS PROXY WILL BE VOTED FOR THE PROPOSALS STATED.  IF ANY OTHER BUSINESS
IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS
PROXY IN THEIR BEST JUDGMENT.  AT THE PRESENT TIME, THE BOARD OF DIRECTORS
KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

The undersigned acknowledges receipt from the Company, prior to the execution of this Proxy, of a Notice of the Annual Meeting, a related Proxy Statement and the Company's Annual Report to Shareholders for the fiscal year ended
December 31, 1996.

Please be sure to sign and date         Date _________________
  this Proxy in the box below.



-------------------------------  -----------------------------------
    Shareholders signs above        Co-holder (if any) sign above

------------------------------------------------------------------------------
   DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED.
                         OTTAWA FINANCIAL CORPORATION

This proxy may be revoked at any time prior to its exercise by filing with the Secretary of the Company a duly executed revocation or a proxy bearing a later date, or attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any wirtten notice revoking a proxy should be delivered to Douglas J. Iverson, Executive Vice President and Secretary of the Company, 245 Central Avenue, Holland, Michigan 49423.

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ABOVE ON THIS CARD. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE YOUR FULL TITLE. IF SHARES ARE HELD JOINTLY, EACH HOLDER SHOULD SIGN.

                              PLEASE ACT PROMPTLY
                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY